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Exhibit (a)(1)(v)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

RES-CARE, INC.

AT

$13.25 NET PER SHARE

BY

ONEX RESCARE ACQUISITION, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON NOVEMBER 5, 2010, UNLESS THE OFFER IS EXTENDED.

October 7, 2010

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase, dated October 7, 2010 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Onex Rescare Acquisition, LLC, a Delaware limited liability company (including any permitted assignee thereof, "Purchaser"), to purchase all outstanding shares of common stock, no par value (the "Shares"), of Res-Care, Inc., a Kentucky corporation ("Target"), other than Shares owned by Purchaser and its affiliates (collectively, the "Purchaser Group"), at a purchase price of $13.25 per Share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

        We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

          1.     The offer price is $13.25 per Share, net to you in cash, without interest and less any applicable withholding of taxes.

          2.     The Offer is being made for all Shares, other than Shares owned by the Purchaser Group.

          3.     The Offer and withdrawal rights will expire at 5:00 PM, New York City time, on November 5, 2010 (the "Expiration Date"), unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

          4.     Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Please carefully read the Offer to Purchase and the Letter of Transmittal in their entirety before completing the enclosed instructions.

        The Offer is subject to a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares that are not held by the Purchaser Group, calculated on a fully-diluted basis, but excluding any Shares that certain members of Target's management have agreed to "roll-over" into equity of Purchaser as further described in the Offer to Purchase. The Offer is not subject to any financing condition. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See "The Offer—Section 11. Conditions to the Offer" in the Offer to Purchase.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares, other than Shares owned by the Purchaser Group. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        The Offer is being made to all holders of Shares, other than Shares owned by the Purchaser Group. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

[Remainder of Page Intentionally Left Blank]

 INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

RES-CARE, INC.

BY

ONEX RESCARE ACQUISITION, LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 7, 2010, and the related Letter of Transmittal in connection with the offer by Onex Rescare Acquisition, LLC, a Delaware limited liability company (including any permitted assignee thereof, "Purchaser"), to purchase all outstanding shares of common stock, no par value (the "Shares"), of Res-Care, Inc., a Kentucky corporation, other than Shares owned by Purchaser and its affiliates, at a purchase price of $13.25 per Share, net to the seller in cash, without interest thereon and less applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 7, 2010 (the "Offer to Purchase") and the related Letter of Transmittal.

        This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you or your nominee for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE
Number of Shares to Be Tendered:*
Account No.:
Dated: , 2010	Signature(s)

Print Name(s) and Address(es)
Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(v)(A)
OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF RES-CARE, INC. AT $13.25 NET PER SHARE BY ONEX RESCARE ACQUISITION, LLC
INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF RES-CARE, INC. BY ONEX RESCARE ACQUISITION, LLC